EXHIBIT 99.1

GENIUS PRODUCTS, INC. SHARES TO TRADE ON PINK SHEETS DUE TO LATE SEC FILING

The Company’s late filing and restatements are primarily due to accounting classification and measurement of redemption rights of the holders of the Distributor’s Class W Units.

SANTA MONICA, Calif—December 30, 2008 — Genius Products, Inc. (symbol: GNPI) announced that effective December 24, 2008 the Company’s securities have been delisted from quotation on the OTCBB and will trade on the Pink Sheets due to the company’s inability to report its third quarter 2008 results in a timely manner, primarily because of the current complexity surrounding the company’s corporate structure and the necessary restatement of prior consolidated financial statements as previously reported in form 8-K on November 19, 2008.

Stephen K. Bannon, Chairman of Genius Products, Inc., commented, “The delisting occurred primarily because of the complexity surrounding the Company’s corporate structure and it does not impact our current operations.  The restatements will be non cash restatements and the Company will continue to file all documents required by the SEC as a fully reporting company so that we will remain current in our filings going forward.”

The shares will continue to be traded and quoted as a fully reporting company on the Pink Sheets.  The delisting occurs automatically under the rules governing OTCBB companies when a company is late in filing its quarterly or annual reports three times in a two-year period, violating NASD Rule 6530.

Trevor Drinkwater, President and CEO of Genius Products, Inc, stated “After twelve months of maintaining current reporting, we will have the opportunity to move back to the OTCBB.  In addition, we will have the ability to move to an exchange such as the AMEX or NASDAQ if we meet the qualifications before the end of the twelve-month time line.”

The Company anticipates that it will file its third quarter 2008 Report on Form 10-Q, in the near future. The delay in filing is due to the necessary restatement of (i) the Company’s unaudited consolidated financial statements and other financial information at and for the fiscal quarters ending September 30, 2006, March 31, June 30 and September 30, 2007 and March 31 and June 30, 2008, and (ii) the audited consolidated financial statements and other financial information of the Company and Genius Products, LLC (the “Distributor”) at and for the fiscal years ending December 31, 2006 and 2007.

The restatements and delay in filing of the third quarter 2008 form 10-Q relate to (i) an error in the application of generally accepted accounting principles with respect to the recognition in the Company’s financial statements of costs paid on its behalf by the Distributor and (ii) an error in the application of generally accepted accounting principles with respect to the accounting classification and measurement of certain redemption rights of the holders of the Distributor’s Class W Units.  The restatements will be non-cash restatements.

EXHIBIT 99.1

The Company’s prior accounting methodology with respect to costs paid on its behalf by the Distributor was based on the view that such costs should be recognized in the Company’s financial statements to the extent of the Company’s economic participation and ownership interest in the Distributor. In connection with the restatements, the Company will recognize all such costs incurred on its behalf by the Distributor in the Company’s previously issued financial statements.

The Distributor’s prior accounting methodology with respect to the accounting classification and measurement of the aforementioned redemption rights did not properly classify and measure the aforementioned Class W Units as redeemable securities in accordance with EITF D-98, ‘Classification and Measurement of Redeemable Securities. In connection with the restatements, the Distributor will recognize the fair market value of such redeemable securities outside of permanent equity in the Distributor’s previously issued financial statements and the aforementioned previously issued audited and unaudited consolidated financial statements of the Company will be restated to reflect this accounting change.

About Genius Products

Genius Products, Inc. (GNPI.PK - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Animal Planet, Asia Extreme(TM), Discovery Kids, Dragon Dynasty(TM), Dimension Films(TM), Entertainment Rights group companies (Entertainment Rights, Classic Media and Big Idea), ESPN®, RHI Entertainment(TM), Sesame Workshop®, TLC, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC, in which it holds a 30% equity interest.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products' business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, our ability to comply with the terms of our credit facility with Societe Generale, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products' filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
GNPI—Investor Relations
John Mills or Anne Rakunas, 310-954-1100